Exhibit 10.1

HOSPIRA 2004 LONG-TERM STOCK INCENTIVE PLAN

NQSO TERMS

The Participant specified below has been granted this Option by Hospira, Inc. (the “Company”) under the terms of the Hospira 2004 Long-Term Stock Incentive Plan (the “Plan”).  The Option shall be subject to the following terms and conditions (the “Option Terms”):

1.             Terms of Award.  The following words and phrases relating to the grant of the Option shall have the following meanings:

(a)           The “Participant” is                                .

(b)           The “Grant Date” is                                   .

(c)           The number of “Covered Shares” shall be                     shares of Stock.

(d)           The “Exercise Price” is $                    per share.

Except where the context clearly implies to the contrary, any capitalized term in this award shall have the meaning ascribed to that term under the Plan.

2.             Non-Qualified Stock Option.  The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

3.             Date of Exercise.  Subject to the limitations of the Option Terms, on the first anniversary of the Grant Date one-third of the Covered Shares subject to These Options (rounded up) may be purchased; on the second anniversary of the Grant Date two-thirds of the Covered Shares subject to These Options (rounded up) may be purchased; and on the third anniversary of the Grant Date these Options may be exercised in full, provided the Expiration Date has not occurred prior to such vesting dates.

(a)           Notwithstanding the foregoing provisions of this paragraph 3, the Option shall become fully exercisable upon a Change in Control that occurs on or before the Date of Termination.

(b)           The Option may be exercised (prior to or following the Date of Termination) only as to that portion of the Covered Shares which may be purchased under the foregoing schedule, as of the date of exercise.

(c)           The Covered Shares shall continue to become exercisable pursuant to this Section 3 until the Expiration Date (as defined in Section 4).

(d)           Notwithstanding the foregoing provisions of this paragraph 3, in the event of termination of employment for reasons other than death, Disability or Retirement, the Option may only be exercised on or after the Date of Termination only as to that portion of the Covered Shares for which it was exercisable immediately prior to the Date of Termination, or became exercisable on the Date of Termination.

4.             Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:

(a)           the seven-year anniversary of the Grant Date;

(b)           if the termination of employment occurs for reasons other than death, Disability (as defined in Section 8) or Retirement (as defined in Section 8), the three-month anniversary of the Date of Termination (as defined in Section 8); provided, however, that if the Participant dies during such three month period following the Date of Termination, then the three-month anniversary of the date of death;

(c)           the date on which the Participant engages in conduct which constitutes Cause; or

(d)           the date on which the Participant, at any time prior to the one-year anniversary of the Date of Termination, engages, directly or indirectly, for the benefit of the Participant or others, in any activity, employment or business which, in the sole opinion and discretion of the Committee, is competitive with the Company or any of its Subsidiaries.

5.             Method of Option Exercise.  Subject to the Option Terms and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment may be by cash or by check payable to the Company, or except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock (by actual delivery or by attestation) owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.  Except as otherwise provided by the Committee prior to exercise, payments made with shares of Stock in accordance with clause (i) above shall be limited to shares held by the Participant for not less than six months prior to the payment date.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.

6.             Withholding.  The exercise of the Option is subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock by (actual delivery or by attestation) which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

7.             Transferability.  The Option is not transferable by the Participant other than by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.  It may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect.

8.             Definitions.  For purposes of the Option Terms, words and phrases shall be defined as follows:

(a)           Cause.  The term “Cause” shall mean, in the sole opinion and discretion of the Committee, the Participant has (i) engaged in a material breach of the Company’s code of business conduct, (ii) committed an act of fraud, embezzlement or theft in connection with the Participant’s duties or in the course of employment, or (iii) wrongfully disclosed secret processes or confidential information of the Company or its subsidiaries.

(b)           Date of Termination.  The term “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(c)           Disability.  The Term “Disability” shall mean the Participant’s disability as defined in the Hospira Extended Disability Plan, whether or not such Participant is a participant in such disability plan, for a period of twelve (12) consecutive months.

(d)           Retirement.  “Retirement” of the Participant means, the occurrence of the Participant’s Date of Termination on or after the date that the Participant reaches the age of 55 and has 10 years of combined service with the Company or its subsidiaries (or with Abbott Laboratories and its affiliates, provided that the Participant transitioned employment from Abbott to the Company in conjunction with the distribution of the Company’s common stock to the Abbott shareholders) (as determined by the Committee).

9.             Heirs and Successors.  The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

10.           Administration.  The authority to manage and control the operation and administration of the Option Terms shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Plan. Any interpretation of the Option Terms by the Committee and any decision made by it with respect to the Option Terms is final and binding on all persons.

11.           Plan Governs. Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Option Terms is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

12.           Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13.           Notices.  Any written notices provided for in the Option Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

14.           Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to paragraph 3.4 of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

15.           No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

16.           Amendment.  The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Hospira, Inc.

By:
Its: